UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

FIRST FOUNDATION INC.
(Name of Registrant as Specified In Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER ALLISON BALL
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Driver Management Company LLC (“Driver Management”), together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its highly-qualified director nominee at the 2023 annual meeting of stockholders of First Foundation, Inc., a Delaware corporation (the “Company”).

Item 1: On February 15, 2023, Driver Management sent the following letter to Max Briggs, Lead Director of the Company’s board of directors:

February 15, 2023

Mr. Max Briggs
Lead Director
c/o Ms. Kelly Rentzel
Executive Vice President, General Counsel and Secretary
First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, TX 75201

Mr. Briggs,

It has recently come to my attention that Christopher Naghibi, who was appointed as chief operating officer of First Foundation Bank (“FF Bank”) on December 6, 2022 and who previously served as chief credit officer FF Bank since October 2014, was appointed to the board of directors of Friendly Hills Bancorp (“FHLB”) on December 22, 2021 pursuant to the terms of Settlement Agreement between FHLB and Frank Kavanaugh, a shareholder of FHLB.1 It appears that Mr. Naghibi served on the board of FHLB, as well as its banking subsidiary, Friendly Hills Bank, until September 6, 2022.2

Both First Foundation Inc., (“FFWM”) and FHLB operate in the Los Angeles-Long Beach-Anaheim, CA, Riverside-San Bernadino-Ontario, CA and San Diego-Chula Vista-Carlsbad, CA metropolitan statistical areas (“MSAs”) and, I presume, are competitors. Attached as Exhibit A is a map showing FFWM’s and FHLB’s branches in those MSAs.

Please confirm whether the board of directors (the “Board”) of FFWM was aware of Mr. Naghibi’s service on the board of directors of FHLB. To the extent the Board was aware of Mr. Naghibi’s service on the board of directors of another bank operating in the same markets as FFWM, Mr. Naghbibi’s ostensible employer, please indicate whether the Board considered that service to create a conflict of interest and, if so, what if any steps were taken to mitigate that conflict of interest.

1 https://www.globenewswire.com/en/news-release/2021/12/22/2356811/28099/en/Friendly-Hills-Bancorp-Announces-Hiring-of-Chief-Executive-Officer-and-Settlement-With-Shareholder-Frank-Kavanaugh.html

2 https://www.globenewswire.com/en/news-release/2022/09/06/2510491/28099/en/Friendly-Hills-Bancorp-Announces-Changes-To-Its-Board.html

In addition, please indicate whether Frank Kavanaugh has (or had in the past) any borrowing relationship with FFWM and, if so, whether Mr. Naghibi, as chief credit officer of FF Bank, played any role in approving or monitoring any loans made to FFWM.

Mr. Naghibi appears to have taken down his LinkedIn profile and does not reference his service on the board of directors of FHLB on the bio section of either www.chrisnaghibi.com3 or www.blackcrowninc.com,4 the website of Black Crown Inc. and Black Crown Law APC, a “disruptive collective of attorneys, property managers, real estate agents and contractors who handle home sales and purchases, commercial and multifamily real estate brokerage, primarily for high net-worth and celebrity clients” of which Mr. Naghibi is founder and chief executive officer. To the extent that the Chris Naghibi who is currently serving as chief operating officer of FF Bank is not the same Chris Naghibi who served on the board of directors of FHLB, please let me know as soon as possible.

Thank you in advance for your prompt attention to this matter.

Driver Management Company LLC

/s/ J. Abbott R. Cooper

Exhibit A

3 http://chrisnaghibi.com/#Bio

4 https://blackcrowninc.com/agents/christopher-m-naghibi-esq/

Item 2: On February 21, 2023, Driver Management sent the following letter to Mr. Briggs:

February 21, 2023

Mr. Max Briggs
Lead Director
c/o Ms. Kelly Rentzel
Executive Vice President, General Counsel and Secretary
First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, TX 75201

Mr. Briggs,

Reference is made to my letter dated February 15, 2023, regarding Christopher Naghibi’s service, from December 22, 2021 until September 6, 2022, as a director of both Friendly Hills Bancorp and its banking subsidiary Friendly Hills Bank (together “Friendly Hills”) while simultaneously serving as chief credit officer of First Foundation Bank, the banking subsidiary of First Foundation, Inc. (together “FFWM”).

Mr. Naghibi’s simultaneous service (the “Naghibi Interlock”) as a director of Friendly Hills and chief credit officer of FFWM would appear to constitute a prohibited “interlock” under the Depository Institution Management Interlocks Act (12 U.S.C. §§ 3201 et seq.) and the Board of Governors of the Federal Reserve System’s related rule (12 CFR § 212)(together, “Interlocks Rule”). Please indicate whether FFWM submitted an exemption request with respect to the Naghibi Interlock to the appropriate federal depository regulatory agency or determined that an applicable statutory or regulatory exemption existed.

Absent any response, I can only assume that the board of directors (the “Board”) of FFWM was unaware of the Naghibi Interlock, raising ever more questions regarding whether the Board has been exercising the appropriate duty of care in overseeing FFWM’s business and adding regulatory to the growing list of risks (that includes interest rate and liquidity) that the Board has failed to manage.

Thank you in advance for your prompt attention to this matter.

Driver Management Company LLC

/s/ J. Abbott R. Cooper

Item 3: On February 22, 2023, J. Abbott R. Cooper, Managing Member of Driver Management, was quoted in the following article by American Banker:

Activist investor steps up campaign for seats on First Foundation's board

By John Reosti February 22, 2023, 6:00 p.m. EST

Activist investor Abbott Cooper is seeking to elect allies to two board seats at Dallas-based First Foundation — and says his next step would likely be to take the matter to court.

Cooper claims leadership at the $13 billion-asset First Foundation, parent of First Foundation Bank, failed to anticipate the movement from an accommodative monetary policy to a tighter one, along with the rapid rise in interest rates that accompanied the shift.

According to Cooper, the managing member of Driver Management LLC in New York, directors should have known rates would begin rising eventually and prepared better for the likelihood. Instead, First Foundation's board "was asleep at the switch," Cooper said last week in an interview.

Cooper on Friday nominated Allison Ball and Lila Flores for seats on First Foundation's 10-member board. Both Ball and Flores have investment experience — Ball as a partner at Hanover Technology Investment Management in Menlo Park, California, and Flores as a principal at CAZ Investments in Houston. Both also worked at Goldman Sachs earlier in their careers (Ball from 2004 to 2005, Flores from 2006 to 2015).

The campaign appears to be getting off to a rocky start, however. Cooper said Wednesday that First Foundation had rejected Driver's nominations of Ball and Flores, a move that will "likely lead to litigation," Cooper wrote in an email. First Foundation declined to comment for this story. It did not confirm its rejection of the nominees to American Banker by publication time.

All 10 members of First Foundation's board are up for election in 2023. First Foundation has not yet announced a date for its annual meeting.

Cooper's main criticism of First Foundation centers on the concentration of multifamily loans in its portfolio. As of Dec. 31, 2022, multifamily loans made up 50% of First Foundation's portfolio, up from 39% at the end of 2021. Multifamily loans, which are used to finance apartment developments, are "a very safe asset class credit-wise," but individual credits are typically fixed rate and don't generate much in deposits, leaving First Foundation open to both liquidity and credit risk, Cooper said.

"They can focus on credit quality all day long, that's not the risk that's going to bite them," Cooper said.

The issues inherent in First Foundation's operating model were exposed when the Federal Reserve rapidly raised interest rates — a total of eight hikes since March 2022 — according to Cooper's assessment. First Foundation's cost of deposits has increased from 0.15% at the end of 2021 to 1.47% on Dec. 31. Rising deposit costs impacted First Foundation's profitability metrics. Its return on average assets totaled 0.55% for the quarter ending Dec. 31, down from 1.15% a year earlier.

In a press release, First Foundation labeled Cooper's proxy campaign "opportunistic," adding Cooper is ignoring the outsized growth First Foundation experienced between 2012 and 2022, including compound annual growth rates of 34% in net income and 12.5% in tangible book value per share.

First Foundation reported zero delinquent multifamily loans as of Dec. 31. Overall nonperforming assets totaled 0.13% of the company's $10.7 billion loan portfolio.

In a January 23 letter to Max Briggs, First Foundation's lead independent director, Cooper claimed the company "appears particularly unprepared — both in terms of the composition of its balance sheet and the dexterity of its management team — to adjust to the impact of higher interest rates and quantitative tightening."

Cooper is calling for the establishment of a new board committee, open only to independent directors, that would focus on risk. In its most recent proxy statement, First Foundation said the full board and its committees were involved in risk oversight, adding the audit committee "is responsible for overseeing any other significant risk management processes."

The potential for litigation between Cooper and First Foundation follows a frosty back-and-forth. First Foundation stated in the press release Cooper "has shown no interest in constructive engagement with the Company." Cooper said the bank's CEO, Scott Kavanagh, had rejected an offer of negotiations into a potential settlement precluding a contested election of directors.

Cooper's launch of a proxy contest comes just two months after First Foundation's management team was roiled by the departures of President David DePillo, who resigned unexpectedly on Nov. 8, and Chief Financial Officer Kevin Thompson, who stepped down two weeks later.

Cooper has emerged as a frequent critic of community bank management teams he deems underperforming. In the past three years, Cooper has launched proxy campaigns against First United Corp. in Oakland, Maryland, Republic First Bancorp in Philadelphia and Codorus Valley Bancorp in York, Pennsylvania.

In January, Cooper launched a proxy contest seeking three seats on the board of the $1.4 billion-asset AmeriServ Financial in Johnstown, Pennsylvania.

First Foundation's stock price has dropped 42% over the past 12 months. Shares closed at $15.00 Wednesday. By contrast, the KBW Nasdaq Bank Index is down about 21% over the same period.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its highly-qualified director nominee at the 2023 annual meeting of stockholders of First Foundation Inc., a Delaware corporation (the “Company”).

DRIVER STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, and Allison Ball.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 327,000 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity directly beneficially owns 106,000 shares of Common Stock, including 1,000 shares held in record name. Driver Management, as the general partner of Driver Opportunity and investment manager to certain separately managed accounts (the “SMAs”), may be deemed to beneficially own the (i) 106,000 shares of Common Stock directly beneficially owned by Driver Opportunity and (ii) 221,000 shares of Common Stock held in the SMAs. Mr. Cooper, as the managing member of Driver Management, may be deemed to beneficially own the (i) 106,000 shares of Common Stock directly beneficially owned by Driver Opportunity and (ii) 221,000 shares of Common Stock held in the SMAs. As of the date hereof, Ms. Ball does not own beneficially or of record any securities of the Company.